Exhibit 99.2

Elanco Strategic Investments Update April 26, 2019

Important Information Important Information for Investors and Shareholders This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In connection with the proposed transaction involving Aratana Therapeutics, Inc., a Delaware corporation (“Aratana”) and Elanco Animal Health Incorporated, an Indiana corporation (“Elanco”), pursuant to the terms of that certain Agreement and Plan of Merger, dated as of April 26, 2019, by and among Aratana, Elanco and Elanco Athens, Inc., Elanco will file with the SEC a registration statement on Form S-4 that will include a proxy statement of Aratana that also constitutes a prospectus of Elanco (the “proxy statement/prospectus”). The definitive proxy statement/prospectus will be delivered to stockholders of Aratana. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of the registration statement and the definitive proxy statement/prospectus (when available) and other documents filed with the SEC by Elanco and Aratana through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Elanco will be available free of charge on Elanco’s internet website at www.elanco.com or by contacting Elanco’s Investor Relations Department at (317) 383-9935. Copies of the documents filed with the SEC by Aratana will be available free of charge on Aratana’s internet website at www.aratana.com or by contacting Aratana’s Investor Relations Department at (913) 353-1026. Participants in the Merger Solicitation Elanco, Aratana, their respective directors and certain of their executive officers and employees may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the Aratana stockholders in connection with the proposed merger and a description of their direct and indirect interests, by security holdings or otherwise, will be set forth in the proxy statement/prospectus when it is filed with the SEC. Information about the directors and executive officers of Elanco is set forth in its proxy statement for its 2019 annual meeting of shareholders, which was filed with the SEC on April 3, 2019. Information about the executive officers of Aratana is set forth in its Annual Report on Form 10-K for the year ended December 31, 2018 which was filed with the SEC on March 13, 2019 and information about its directors is set forth in its proxy statement for its 2019 annual meeting of stockholders, which was filed with the SEC on April 19, 2019. Cautionary Statement Regarding Forward-Looking Statements Statements in this document that are not strictly historical, including statements regarding the proposed acquisition of Aratana, the agreement between VetDC and Elanco, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined businesses and any other statements regarding events or developments that we believe or anticipate will or may occur in the future, may be “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include risks and uncertainties related to, among other things: (1) the inability to close the merger in a timely manner; (2) the inability to complete the merger due to the failure to obtain Aratana stockholder adoption of the merger agreement or the failure to satisfy other conditions to completion of the merger, including required regulatory approvals; (3) the failure of the transaction to close for any other reason; (4) the possibility that the integration of Aratana’s business and operations with those of Elanco may be more difficult and/or take longer than anticipated, may be more costly than anticipated and may have unanticipated adverse results relating to Aratana’s or Elanco’s existing businesses; (5) the effect of the announcement of the transaction on Elanco’s, Aratana’s or the combined company’s respective business relationships, operating results and business generally; (6) diversion of management’s attention from ongoing business concerns; (7) the possibility that the collaboration between Elanco and VetDC will not be commercially successful; and (8) other factors that may affect future results of the combined company described in the section entitled “Risk Factors” in the proxy statement/prospectus to be mailed to Aratana’s stockholders and in Elanco’s and Aratana’s respective filings with the U.S. Securities and Exchange Commission (“SEC”) that are available on the SEC’s web site located at www.sec.gov, including the sections entitled “Risk Factors” in Elanco’s and Aratana’s Annual Reports on Form 10-K for the fiscal year ended December 31, 2018. The forward-looking statements made herein speak only as of the date hereof and none of Elanco, Aratana or any of their respective affiliates assumes any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law. 2

3 Today’s Announcement Acquisition of Collaboration with Expanding Elanco commercial presence into the Specialty Vet channel

4 Strategic Actions Advance Our Targeted, Three Pillar IPP Strategy Enhance Companion Animal Therapeutics Bolstering Pipeline Elanco captures full value of Galliprant Adds additional marketed products Expands into Oncology Adds development projects to pipeline Drives continued confidence in long-term ability to deliver consistent, sustainable flow of innovation Aligns with Productivity agenda New products accretive to profit margin Unlocking Value

5 Unanimous acceptance by the Aratana Board Stock portion of the transaction valued at ~$234M Aratana shareholders receive*: 0.1481 Elanco shares, representing $4.75 per Aratana share Contingent Value Right: $0.25 per share based on certain performance metrics Deal Overview Closing: Anticipating late Q2, early Q3, pending shareholder and FTC approval Culminates relationship, starting with Elanco’s investment in the Cultivian Sandbox Fund and continued with 2016 Galliprant collaboration * Based on ELAN closing price of $32.07 and PETX closing price of $3.41 on 4/24/19; the date the exchange ratio was set.

6 Marketed Products First-in-class oral therapeutic for appetite stimulation in dogs Prevalent condition Become part of Elanco primary care portfolio to expand awareness and increase uptake Highly differentiated local post-surgical analgesic for dogs and cats Further broadens Elanco’s leading pain portfolio

7 Collaboration Commercialization rights to Tanovea-CA1 Work with VetDC on the on-going trials in support of full approval First FDA-conditionally approved canine lymphoma drug Deal Overview

8 Cancer: ~3M dogs diagnosed each year, lymphoma is most common non-skin cancer in dogs1 ~300K dogs per year receive chemotherapy or immunotherapy for cancer1 1 in 4 dogs will develop cancer during their lifetime2 In a study of 38 dogs: 100% response rate when used as a first-line treatment 64% response rate in relapsed dogs FDA submission expected in 2020 1 Brakke Consulting, “Cancer in Dogs and Cats,” September 2017 2 American Veterinary Medical Association, Cancer in Pets

9 Compelling Value Galliprant: Gives Elanco full ownership of outstanding product Specialty Vet Channel Entry: Valuable channel expansion with combination of Elanco’s therapeutics portfolio, R&D focus in pain, dermatology and diseases of aging with Aratana and VetDC Product Acquisition: 3 new marketed products for the Companion Animal Therapeutics Portfolio Innovation Pipeline: Expands Elanco’s pipeline with the addition of Aratana’s companion animal therapeutics product candidates

10 R&D

11 Entyce Only FDA-approved therapeutic for appetite stimulation in dogs Proven improvement in appetite and weight gain Loss of appetite can cause: Weight loss Muscle wasting Frailty Delayed recovery Quality of life reduction Expand promotion to ‘primary care’ customers

12 Nocita Local analgesic for post-surgical pain in dogs and cats Relief up to 72 hours Bridge pain control from vet to home Complimentary to Elanco’s existing pain portfolio

13 Elanco’s first cancer medicine Conditionally approved in 2017 Canine lymphoma is the most common blood cancer in dogs Treatment Regimen IV once every 21 days for up to 5 cycles vs. “CHOP” – 17 cycles over 25 weeks Early Indications* 100% response rate as first-line treatment 64% response rate in dogs previously treated with chemotherapy * Pilot study included 38 dogs with lymphoma

14 Innovation Pipeline Adding early development programs for pain, atopic dermatitis, cancer and complications from feline kidney disease. AT-014 Canine osteosarcoma vaccine AT-018 (timapiprant) Investigational agent for atopic dermatitis in dogs AT-019 Next generation opportunity to follow Galliprant AT-002 Cat weight loss with chronic kidney disease

15 Financial Review

16 Financial Overview * Represents date on which exchange ratio set; ELAN $32.07, PETX 3.41 closing prices. Financial Impact: No expected dilution to Non-GAAP earnings in 2019 Elanco shares issuable constitute ~2% of Elanco shares outstanding Aratana shareholders receive 0.1481 Elanco shares and contingent value rights of $0.25 per Aratana share if certain milestones are met Stock portion of the deal is valued at $4.75, a ~40% premium to Aratana closing price on 4/24/19* Terms not disclosed

17 Sources of Value Save cash on milestone and royalties otherwise owed Aratana Drive greater uptake of Entyce and Nocita through Primary Care Vet promotion Enter Specialty Vet channel with an enhanced product portfolio and experienced Specialty sales force Expand Innovation pipeline Transactions align with Innovation, Portfolio and Productivity strategy AND capital allocation priorities

18 Q & A